Exhibit 16.1

Peter C. Cosmas CPA
370 Lexington Ave.
Suite 1205
New York, New York 10017
973-492-3090

January 30, 2008

Security Exchange Commission

Dear Gentlemen,

I have reviewed the disclosures being made in the 8K filing of The Resourcing Solutions Group, Inc. and agree with all of the disclosures.

Very truly yours,

Peter C. Cosmas CPA